Exhibit 10.20

RAYONIER INCENTIVE STOCK PLAN

SUPPLEMENTAL TERMS APPLICABLE TO THE

2011 PERFORMANCE SHARE AWARD PROGRAM

A.	Purpose

The purpose of these Supplemental Terms is to identify certain conduct considered contrary to the best interests of the Company for purposes of the conditions subsequent (the “Conditions”) to your receiving an award under the 2011 Performance Share Award Program (the “2011 Program”). The Conditions, and the manner in which sanctions will be imposed, are specified in Sections 14 and 15 of the Rayonier Incentive Stock Plan (the “Plan”).

B.	Detrimental Conduct

Without limiting the generality of the Conditions, your engaging in any of the following conduct at any time during the three-year performance period under the 2011 Program or during the one-year period following your receipt of any award shares at the conclusion of the 2011 Program, will be deemed to be either competitive activity or otherwise acting in a manner inimical or contrary to the best interests of the Company:

i.	Engaging in Serious Misconduct

ii.	Breaching obligations with respect to Confidential Company Information

iii.	Soliciting Company Employees, and

iv.	Engaging in Competitive Activity.

For purposes of these Supplemental Terms, the following terms have the indicated meaning:

“Serious Misconduct” means in connection with the performance of duties on behalf of the Company, commission of an illegal act, including but not limited to embezzlement or misappropriation of Company funds, or the willful failure to comply with the material policies and procedures of the Company as determined by the Committee.

“Confidential Company Information” means trade secrets and confidential information about the Company’s strategic business plans, operations, manufacturing processes, research and development projects, product pricing, costs and margins, purchasing, customer and supplier relationships, customer retention strategies, preferences and contracts, strategies and plans for servicing customers, experimental and new products, and other similar nonpublic information that provides a competitive advantage to the Company.

“Soliciting Company Employees” means, except for actions taken on behalf of the Company, directly or indirectly, engaging in or assisting others in soliciting, persuading, hiring, recruiting, or attempting to persuade, solicit, hire or recruit, any person employed by or contracted with, the Company during the one year period following any termination of your employment with the Company.

“Competitive Activity” means directly or indirectly serving or performing work (including consulting or advisory services) for (x) any entity identified in the peer group for the 2011 Program, or (y) any other entity identified as competitive with the Company by the Committee.

Terms not otherwise defined in these Supplemental Terms have the same meaning as under the Plan and the 2011 Program.

Performance Share Awards -- Supplemental Terms

(continued)

C.	Covered Shares/ Effective Date.

Your acknowledgment of the application of these Supplemental Terms by signing below is a condition to the issuance to you of any award under the 2011 Program.

D.	Consequences of Engaging in Detrimental Conduct

Upon written notice from the Company at any time following your having engaged in any conduct described under Section B hereof (“Detrimental Conduct”):

Forfeiture of Award Shares. You shall surrender within 30 days to the Company Rayonier common shares equal to the number of shares received by you upon maturity of the 2011 Program (‘Award Shares”) less the number of Award Shares sold on your behalf to satisfy your withholding tax obligation at the time of issuance (such difference referred to as the “Forfeited Shares”) together with an amount equal to all dividends paid or declared in respect of the Forfeited Shares through the date of such surrender, and

Forfeiture of Deferred Performance Shares. You shall immediately forfeit the right to receive any Performance Shares deferred under the 2011Program, if applicable, together with any amounts credited to any deferred compensation plan in respect of dividends that would have been paid on the deferred shares had they been issued and any earnings thereon.

E.	Right to Offset.

The Company may offset its obligation to make any payment owed to you against amounts due to the Company hereunder.

F.	Interpretation.

These Supplemental Terms apply to all shares issued pursuant to the 2011 Program, but may be used by the Company in interpreting the provisions of the Plan applicable to Awards made pursuant to Class Awards programs adopted prior thereto.

Key Employee Acknowledgment:

I have access to the Plan and have received a copy the terms of the 2011 Program and these Supplemental Terms and hereby acknowledge that in addition to such remedies as otherwise may be available to the Company, I may be required to return or forfeit the right to receive my Award Shares should I participate in Detrimental Conduct within the time periods specified.

KEY EMPLOYEE

Date: